                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
    Check the appropriate box:
     / /  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     /X/  Soliciting Material Under Section 240.14a-12


                            DAIN RAUSCHER CORPORATION
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

[LOGO]

OCTOBER 2000

[LOGO]

RBC IS A PARTNER WITH SIGNIFICANT SKILLS, COMMON VALUES AND A STRONG BALANCE SHEET.

- IRV WEISER CHAIRMAN & CEO DAIN RAUSCHER

FORWARD-LOOKING DISCLAIMER REGARDING THE PURCHASE OF DAIN RAUSCHER BY ROYAL BANK OF CANADA IS LOCATED ON PAGE 8.

                                   PORTFOLIO
              NEWS ABOUT THE BUSINESS AND PEOPLE OF DAIN RAUSCHER


DAIN RAUSCHER JOINS ROYAL BANK OF CANADA AS U.S. GROWTH PLATFORM

     Both Dain Rauscher and Royal Bank of Canada were facing similar challenges: how to grow faster in a consolidating industry. Now, with the announcement that Dain Rauscher has a new corporate parent, the prospects of meeting that challenge look brighter.

     For Dain Rauscher, in the midst of a massive upgrading of its technology while being driven to increase profitability, the issue was how best to accelerate its already proven growth strategy.

     For Royal Bank the issue was how to continue its growth outside of Canada. For both parent and subsidiary, the new match resolves those issues and creates new opportunities. Without the benefit of hindsight, it looks like a match made in heaven.

SIMILAR CULTURES

     While Dain Rauscher and Royal Bank differ considerably in size, they share many common traits. Perhaps the most striking is the similarity in their cultures.

     Both organizations have been driven throughout their long histories by deep-seated values that are remarkably similar.

     Clients first ... trust through integrity ... excellent service through teamwork ... great people ... leadership in the community and industry--these have been Dain Rauscher's values since the beginning. But for each of these values, there are numerous ex-

ROYAL BANK continued on page 2

                                   [PICTURE]

FROM LEFT: IRV WEISER, PETER GRANT AND REAY MACKAY DISCUSS THE ACQUISITION OF DAIN RAUSCHER WITH A PACKED HOUSE OF EMPLOYEES.

IN THIS ISSUE:


DAIN RAUSCHER TO JOIN
ROYAL BANK ....................... 1 - 3

PCG SUMMER OLYMPICS .............. 4

SYSTEM CHANGES IMPACT INDUSTRY ... 5

FROM IRV WEISER'S DESK ........... 6

COMPANY RECRUITS AT BLACK
MBA CAREER FAIR .................. 7

BRANCH NEWS

RACE CARS, HORSES AND GOLF --

LOTS OF NEWS FROM THE

BRANCHES.......................... 7, 8

A TALE OF TWO COMPANIES:
PART ONE

DAIN RAUSCHER ...

HEADQUARTERS: Minneapolis

FOUNDED: 1909

GROSS REVENUE (1999):

$929 million

NET INCOME (1999):

$67 million

EARNINGS PER SHARE: $4.95

PCG ASSETS UNDER
ADMINISTRATION: $68 billion

EMPLOYEES: 3,800

OFFICES: 108

DAIN RAUSCHER PLAZA IN MINNEAPOLIS.

ROYAL BANK continued from page 1

amples of how RBC lives up to the same ideals. Like Dain Rauscher, it's a company committed to its clients, employees, shareholders and communities.

[Picture of John E. Cleghorn]

"NONE OF OUR OBJECTIVES CAN BE REACHED UNLESS WE CONTINUE TO INVEST HEAVILY IN THE RECRUITMENT, TRAINING AND DEVELOPMENT OF THE BEST PEOPLE. THEIR COMMITMENT TO CUSTOMERS, INNOVATION AND DIVERSITY IS OUR GREATEST STRENGTH."
-JOHN E. CLEGHORN, CHAIRMAN & CEO, ROYAL BANK OF CANADA

     For example, in 1998 RBC invested more than C$137 million in employee training and career development. Volunteerism and charitable contributions are substantial, as witnessed by its Employee Volunteer program. In this unique program, Royal Bank donates C$500 to charities when an employee volunteers for 40 hours per year. In addition, it pledged C$1.6 million to support cancer research.

     "It's remarkable how similar the two companies are in terms of their cultures," says NIKKI SORUM, director of Strategic Planning, who studied the pros and cons of the transaction. "During our trips to Royal Bank offices, we found ourselves thinking, `these people are just like employees at Dain."

     There are other noteworthy similarities as well. Dain Rauscher has always had a high percentage of employee ownership. The same is true at Royal Bank. Eighty-seven percent of its employees own shares in Royal Bank.

     Bottom line: Royal Bank has prospered on a culture based on mutual respect; honest, open communication; high standards and expectations. As an affiliate of Royal Bank, Dain Rauscher can expect to do the same, continuing to follow the values it has espoused for the last 90 years.

ABILITY TO COMPETE

For Dain Rauscher, joining RBC comes at time when it is in a position of strength. Through the third quarter of 2000, both revenues and income set records.

     Yet along with the good times comes increasing pressure on the firm's ability to fulfill its ambitious growth goals. It is in the midst of upgrading of its technology, including continual updates to Dain Rauscher Connect-Registered Trademark- and BETALink, and new client statements soon will be introduced with a host of new features. In addition, the firm's high-profile success with the Dain Rauscher Wessels division is forcing it commit more resources to its equity business.

     For Dain Rauscher, Royal Bank represents the right partner at the right time. Not only does the transaction provide stock holders with a premium price, it provides employees with the opportunity to participate in a the next round of the company's growth. As dramatic as the company's recent successes have been, by working with RBC the next round promises to be even better.

     "What I like about this part-nership is that Royal Bank is buying into our strategy," says DAVE PARRIN, chief financial officer. "We've been more than holding our own over the last few years, and Royal Bank believes in our strategies we're pursuing. I think our company and employees will realize even greater prosperity in the future as a result of this partnership."

BUILDING U.S. PRESENCE

Dain Rauscher's new business partner, Royal Bank of Canada, is a formidable competitor in its own right. Over its 136-year history it has grown to become Canada's largest bank.

     Nearly one in three Canadians is a customer, and the company is held in high regard by Canadians. Twice in the 1990s it was named the most respected corporation in Canada by Canadian CEOs.

     However in recent years, Royal Bank has been challenged to continue its growth strategy. A recent merger bid for Bank of Montreal was rejected by Canadian regulators, and Royal Bank concluded that its growth opportunities in Canada were limited.

     With a relatively small presence in the United States, however, Royal Bank sees this country as an area where it could pursue its growth goals. Dain Rauscher marks its most important U.S. acquisition to date. The bank has affirmed a strategy of U.S.-based growth and has positioned Dain Rauscher as the platform upon which much of that future growth will take place.

[Picture of Reay Mackay]

"DAIN RAUSCHER PROVIDES ... A RECOGNIZED BRAND NAME AND A SOLID MANAGEMENT TEAM. ITS RETAIL BROKERAGE OPERATION IS A CRITICAL STEP IN BUILDING A STRONG WEALTH MANAGEMENT PLATFORM, A KEY ELEMENT IN OUR GLOBAL STRATEGY." -REAY MACKAY, VICE CHAIRMAN, WEALTH MANAGEMENT DAIN RAUSCHER PLAZA IN MINNEAPOLIS.

WHERE DAIN RAUSCHER FITS IN


PERSONAL & COMMERCIAL          WEALTH             CORPORATE &
  FINANCIAL SERVICES         MANAGEMENT        INVESTMENT BANKING
---------------------        ----------        ------------------
SECURITY FIRST NETWORK
       BANK                       DAIN RAUSCHER INCORPORATED
  Internet Banking

  PRISM FINANCIAL           PRIVATE CLIENT GROUP      EQUITY CAPITAL MARKETS
Mortgage Origination                                     & FIXED INCOME

LIBERTY LIFE & LIBERTY           BULL & BEAR                 TEAMS IN:
 INSURANCE SERVICES            Discount Broker    - Global Equity Derivatives
      Insurance                                   - High Yield
                                                  - Energy
                                                  - Technology & Communications

ROYAL BANK IS BUILDING AN INTEGRATED U.S. PLATFORM THROUGH FOCUSED ACQUISITIONS, AND DAIN RAUSCHER WILL SERVE AS ITS WEALTH MANAGEMENT GROWTH PLATFORM.


     That said, Dain Rauscher is not likely to be the last major U.S. acquisition by Royal Bank, especially considering its resources. In the 12 months ending on July 31, 2000, revenues totaled $7.9 billion, roughly eight times as much as Dain Rauscher, and income reached $1.4 billion for the same period.

EMPLOYEES REACT

As might be expected in this type of transaction, many details still need to be resolved, but generally speaking, employees seem to see the reason behind combining with a large bank.

     "The similarity in culture between our companies, and Royal Bank's willingness to invest in us are real positives for Dain Rauscher," says CHARLEY GROSE, Midwest regional director. "When you talk to people at Dominion Securities, which Royal Bank acquired 13 years ago, they've told us that Royal Bank has allowed them to run their business in a relatively autonomous fashion."

     Most employees remain sanguine about the firm's prospects, and see working with Royal Bank as a great opportunity.

     "Royal Bank of Canada is the eighth largest bank in North America, yet they have a relatively low profile in the United States, " says DAVID WELCH, investment banker for DRW in Minneapolis. "The opportunity to serve our customers with a broader product menu will strengthen DRW/DRC and together we can greatly enhance Royal Bank's prominence in this country. Employees can clearly observe that our industry is consolidating. If we have to be part of a larger financial services platform to succeed in the future (and we probably do), I can't think of a better partner than Royal Bank of Canada."

     "I'm cautiously optimistic," says Denver IE BILL GRAFF. "Royal Bank is a progressive organization with a great reputation. They know about the brokerage business. Affiliating with them has given some of my corporate accounts an added level of comfort in working with Dain."

WIN-WIN

Like any good deal, when the acquisition becomes final, which is expected in December, Royal Bank and Dain Rauscher both will come away as winners.

     Royal Bank will effectively double its wealth-management business in the U.S. with an established, well-run brand. Dain Rauscher will have access to vast new resources, allowing it to compete more effectively and pursue its growth plans more aggressively.

     "I've spent 15 years growing our business," says IRV WEISER, chairman and CEO, who will continue to lead Dain Rauscher after the acquisition closes. "There's no way I could deliver this company to an outside firm unless I was positive that it would be in the best interests of all of us. I'm convinced that this is just such a deal."

A TALE OF TWO COMPANIES:
PART TWO

ROYAL BANK . . .

HEADQUARTERS: Toronto

FOUNDED: 1863

GROSS REVENUE (12 MONTHS
ENDING 7/31/00): $7.9 billion

NET INCOME (12 MONTHS ENDING
7/31/00): $1.4 billion

ASSETS UNDER ADMINISTRATION:

$772 billion

EARNINGS PER SHARE: C$6.45

EMPLOYEES: 52,000

OFFICES: 1,609

ROYAL BANK OF CANADA HEADQUARTERS IN TORONTO.

PCG SUMMER OLYMPICS BOOSTS BUSINESS

The Private Client Group Summer Olympics, which has encouraged IEs to increase awareness of Dain Rauscher Connect-Registered Trademark- , Investment Access-Registered Trademark- and Custom Portfolio
Planning-Registered Trademark- , stimulated business and provided clients with higher service levels. Look at the impact the Olympics has had on CPP and Investment Access business:

- During a previous three-month promotion in 1999, 569 CPPs were delivered to clients. From July 12 through September 29 of this year, IEs delivered 2,117 CPPs, an increase of 272 percent.

- The number of Investment Access Accounts opened during third quarter of 1999 totaled 2,853 compared to 5,376 for third quarter of 2000, an increase of 88 percent.


GOING FOR GOLD IN PCG SUMMER OLYMPICS

While athletes competed for gold in the Olympics in Sydney, Dain
Rauscher investment executives, investment associates and client associates waged a competition of their own. During the Private Client Group Summer Olympics, employees vied for gold on behalf of their clients and for themselves.

     Looking for ways to increase use of PCG services--Dain Rauscher Connect-Registered Trademark-, Investment Access-Registered Trademark- and Custom Portfolio Planning-Registered Trademark- (CPP) in particular--is always a hurdle. Therefore, an Olympic Committee was created to foster awareness of these services and reward IEs and their associates for their efforts in using them.

LET THE GAMES BEGIN

To get the games underway, the committee lit an Olympic flame on July 12. Every IE, investment associate and client associate received an invitation to participate in the games, as well as the book "Simple Asset Allocation
Strategies: Easy Steps for Winning Portfolios" by Roger C. Gibson.

     "Asset allocation is critical in helping investors achieve their goals," says TAMMY BENSON, PCG associate recruiting and retention manager. "Our goal with this campaign was to help our IEs help their clients."

     In addition to CPP, IEs and their associates learned about other ser-vices available to clients and received points according to the number of clients who registered for one of the services.

     "Gaining visibility of our new services is extremely important as we look to set ourselves apart from the competition," says KAREN THOMAS, an IE in Bellingham. "These services have helped me in my business by solidifying the process I use when meeting with clients."

     IEs received 16 points once 50 of their clients signed up for Dain Rauscher Connect, and one additional point for each client after 50. Four points were given for each Investment Access Account opened, and three points for each CPP completed and presented to clients before the conclusion of the PCG Summer Olympics on September 29.

A RACE TO THE WIRE

In a close race between the more than 800 IEs who participated, only a select few received the gold. The group of 20 individuals with the highest point total received a Rolex watch. The next 20 IEs--silver medallists--received a Tag Heuer watch, while a final 20 with more than 100 points captured a Seiko watch for the bronze. RICK FRIEDMAN, an IE in Houston, received individual top honors with 537 points.

     "The Summer Olympics was an excellent way to enhance our business," Friedman says. "It not only provides an opportunity to promote the full array of services we offer clients, but improves our efficiency as well."

     And if watches and money were not enough, GREGORY LEWIS, IE in Des Moines, and MICHAEL GREEN, IE in Hoffman Estates, won trips for two to the Winter Olympics in Salt Lake City in 2002.

     Associates also profited from their hard work and dedication. Each investment associate, client associate or team associated with a gold medallist IE received $1,000, while individuals associated with a silver medallist IE received $750. Employees associated with a bronze medallist IE received $500.

     "The overall response we received from IEs and their associates on the PCG Summer Olympics was overwhelming," Benson says. "It was fun to be involved in a project that is helping to stimulate our business and to expose clients to higher service levels"

           [PICTURE]              [PICTURE]                [PICTURE]

FROM TOP: BARBARA FORREST OF LONGVIEW, STEVEN HERZOG OF HOUSTON CENTER, AND JIM DOMGARD OF LINCOLN, FOUND THAT PARTICIPATING IN THE PCG SUMMER OLYMPICS HAS HELPED THEM ACHIEVE DEEPER RELATIONSHIPS WITH CLIENTS. THEY WERE THREE OF 20 GOLD MEDAL WINNERS.

NEW SYSTEMS CHANGE BUSINESS AT DAIN RAUSCHER

Two changes taking place this year - decimalization and a new internal order processor - are changing the way business is completed at Dain Rauscher.

     In August, the industry began converting all major U.S. stocks to decimal pricing at the behest of the Securities and Exchange Commission. Also this year, Dain Rauscher began work on redesigning its internal, back office order processing system.

     "Decimalization and the new order processor are going to have significant effects on Dain Rauscher, its employees and clients," says MIKE THIBAULt, application services manager and point person for both changes. "But while decimalization will be seen by almost everyone, the new order processor will be noticed by only a few people."

DECIMALIZATION

The U.S. stock market is playing catch up with the rest of the world by converting its stock pricing system to decimals. Previously, stocks usually were quoted in fractions as low as one-sixteenth. For some investors, determining which fraction was higher or lower - three-eighths versus five-sixteenth, for example - took time and a little math.

     With the conversion to decimals - where stocks are traded in dollars and cents - investors are less confused about pricing. In addition, clients will get a better deal on their stock trades because spreads - the difference between the asking price and the bid price - are decreased in a decimal-based system.

     The industry-wide conversion began in August 2000 with a simple test of the new system. Thirteen stocks moved to decimal pricing without any major glitches within the industry or Dain Rauscher. The first stress test followed in September with a second batch of 106 more actively traded stocks, and that transition also was made without any problems.

     Since most of Dain Rauscher's computer systems already used the decimal system, the company was a step ahead in the conversion. In fact, it was the first broker-dealer to begin testing with an exchange in February 2000.

     For the investment executive, the biggest impact of the conversion will be seen in the increased updates to quotes. Quotes of stocks traded in fractions can change every few seconds on an IE's computer screen. Quotes of decimal stocks will be updated even more frequently, which might make it nearly impossible to decipher quotes on the screen. Capturing an accurate quote may be difficult at first, but Thibault expects an industry standard will eventually be adopted.

     In the next few months, all remaining exchange listed stocks will be converted to the decimal system. Nasdaq-listed stocks will start moving to decimals in March 2001, and all stocks should be traded in decimals by the end of April 2001.

     Because all dates are pending by the industry and can change, employees are urged to review the information on InfoNET under Company Information/PCG News and Information front page.

NEW ORDER PROCESSOR

When an IE or client associate enters a trade into BETALink, their computer calls Dain Rauscher's mainframe computer, specifically its order processor system. The current order processor was purchased about 15 years ago, but now it is being completely redesigned. While most employees will not see a direct change, the new order processor will create a better structure for processing trades.

     "The new system breaks the order processor into smaller components, which makes it easier to support, make enhancements to, and train both technical operators and the end user," Thibault says.

     One of the major improvements in the new processor is that the main-frame will have one screen per product. The old system had one order screen that used a two-letter code for each product. The new system re-moves the guesswork for Operations

DECIMALIZATION continued on page 8

                                   [PICTURE]

THE INDUSTRY'S CONVERSION TO DECIMALS IS FAR FROM COMPLETE, BUT THE GROUP HANDLING DAIN RAUSCHER'S INTERNAL PROCESS IS MORE THAN READY FOR THE TRANSITION. THE CONVERSION GROUP INCLUDES (FRONT ROW, FROM LEFT) JEFF VAN HORN, STEVE STEINER, PETE HANCUH, (BACK ROW, FROM LEFT) JEFF RUDD, MIKE THIBAULT, JOHN HAUG, CHAD FLIES, DAN WALICKE AND JERRY CARLSON (NOT PICTURED: JOHN STICKNEY).


DECIMALS IMPACT THE INDUSTRY

Dain Rauscher and its clients will experience some changes because of the conversion to decimals.

-    Decimal prices are more easily understood than fractional prices.

- More understandable prices may cause the most significant expansion of trading volume in United States history.

- Investors will see a savings because spreads are considerably narrower with decimal pricing.

- U.S. markets will become more competitive with global exchanges, which already trade in decimals.

- In the short term, trading profits may decline, but higher trading volume can offset these potential losses.

FROM THE CEO'S DESK

[Picture of Irving Weiser]

WHY ROYAL BANK? WHY NOW? AND WHAT'S NEXT?

It's been several weeks since we announced our agreement to be acquired by the Royal Bank of Canada (RBC). Since that time, I'm sure many of you have been reading up on RBC to learn about their company, their strategy and their business philosophy.

     I hope you've been as impressed as our management team was when we went through the due diligence process. In learning about RBC, here are a few of the things that impressed me:

- Their strong balance sheet (AA-rated) with gross revenues of $7.9 billion for the 12 months ended on July 31, 2000, net income of $1.4 billion for the same period, and an 18.7 percent return on equity.

- Their impressive standing in the business community. Royal Bank was chosen as Canada's Most Respected Corporation in a poll of CEOs in both 1995 and 1998.

- Their commitment to community. Royal Bank donates more money to charitable organizations than any other company in Canada.

-    Their excellent technology, rated one of the best in the world by CIO
     MAGAZINE.

- Their successful track record. For example, RBC Dominion Securities, their brokerage business, is the top wealth management organization in Canada, touting a No. 1 ranking in three businesses: full-service brokerage, private banking and investment management and trust. RBC also holds the No. 1 ranking in corporate and investment banking in Canada, with top-tier status globally in selected products. Factors like these, combined with RBC's commitment to use our firm as a key growth platform in the United States, make them an excellent fit for us, both strategically and culturally.

WHY NOW?

As most of you know, I've been a longtime and highly vocal proponent of remaining independent. At the same time, as the wave of industry consolidation continued unabated, we eventually concluded that we would benefit greatly by having a partner to fuel our growth and help us remain competitive.

     With this transaction, Dain Rauscher gets the best of both worlds our organization remains largely intact, and we continue to pursue our growth strategies as a separately managed firm with a partner that has extensive resources to invest in our business. Royal Bank is prepared to make significant further investments into a U.S. growth strategy managed by our company, including growing our existing businesses and launching new ones in related fields, such as asset management or venture capital. As important, RBC shares our values and culture as a client-focused firm.

WHAT'S NEXT?

During the next few months, we'll be working with the various regulatory organizations to obtain the required approvals to close the transaction. We're still hopeful that the transaction will close before year-end, but we should know more definitively within the next several weeks.

     Between now and then, we will continue to meet with our Canadian counterparts to learn about their business strategies and share information about ours. In addition, various staff areas are beginning preparations for changes related to the transaction, such as developing a branding strategy, designing new business cards, stationery and marketing materials, incorporating required changes into our client statements and preparing for the financial reporting needs. No changes will actually go into effect until the transaction closes.

     Some employees have asked whether they should expect significant changes after the deal closes. Aside from the name change, the closing of the acquisition should be transparent to most employees and clients. While we will share ideas and leverage some of their resources, we'll continue to offer the same products and services to our clients, and our projects and initiatives will continue to move forward.

     I am very excited about what this acquisition will mean for Dain Rauscher. I've been heartened by the enthusiastic response that I've received from many of the employees that I've talked to, and I look forward to continuing to lead this great company into the next phase of our growth.

                                  [SIGNATURE]

DAIN RAUSCHER ATTENDS NATIONAL BLACK MBA ASSOCIATION CAREER FAIR

In the continuing battle to win the war for talent, Dain Rauscher participated for the first time in the National Black MBA Association Career Fair held this month in Chicago.

     The fair attracts experienced professionals looking into different career paths as well as African-American MBA students. Twenty-five Dain Rauscher executives, Human Resources staff and Marketing representatives spoke to nearly 400 prospective employees during the two-day fair.

     "Our primary purpose in attending this year's fair was to in-crease Dain Rauscher's presence and let members of the NBMBAA know that Dain Rauscher is a great place to work and advance in their careers," says MICHAEL CARNEY, senior staffing consultant. "We definitely achieved our objective and are already planning to participate in next year's fair."

     Carney led the committee that planned Dain Rauscher's activities in this year's fair. His group included staffing coordinator MICHELLE ALEXIS, contractor KARA HEUPEL, senior recruiter JOHN HIGGINS and regional marketing services consultant ALISON STENSRUDE.

     NBMBAA is a nationwide organization with more than 50,000 members. Dain Rauscher is one of 400 corporate partners of the NBMBAA.

                                   [PICTURE]

MICHAEL CARNEY (LEFT) AND SCOTT MADSON HANG OUT ON DAIN RAUSCHER AVENUE WHILE RECRUITING POTENTIAL EMPLOYEES AT THE NATIONAL BLACK MBA ASSOCIATION CAREER FAIR IN CHICAGO.


CHICAGO OFFICE COLLECTS FOR NEEDY IN ROMANIA

The Private Client and Fixed Income groups in Chicago spent the past few months gathering items for needy children not only in inner city Chicago, but also for orphans in Romania. MIKE HOLLENDONER, investment executive, asked the office to donate desperately needed clothing, medicine and toys for the children. He then hopped on a plane to personally deliver the many boxes of items to the orphanage.

                                   [PICTURE]

KIDS IN ROMANIA RECEIVE CLOTHING, MEDICINE AND TOYS, THANKS TO THE EFFORTS OF EMPLOYEES IN CHICAGO.


NEWS BRIEFS

DENVER AND LINCOLN IES COMPETE IN EQUESTRIAN EVENT

DAVE SOGGE (left), Central Rocky Mountain regional director, and BRETT CLARK, investment executive in Lincoln, recently participated in an equestrian team competition at the Nebraska State Fair. Julie Clark and Jessica Sogge (right) rounded out their team.

                                   [PICTURE]

DULUTH BRANCH WALKS FOR THE AMERICAN HEART ASSOCIATION

On September 30, employees from the Duluth branch (shown below) and their families participated in the American Heart Association annual walk. Together the team raised more than $2,300 for the organization.

                                   [PICTURE]

IOWA CITY IE RECEIVES NATIONAL I-CLUB AWARD

Investment executive intern JOHN MURPHY, along with the Johnson County I-Club, recently received the National I-Club of the Year award. The award recognizes I-Clubs, which support University of Iowa athletics, for the events they hold and the volunteer activities in which they participate.

TELEVISION APPEARANCES PAY OFF

According to CRAIG BRENTON, investment executive in Portland, appearing on television does more than bring name recognition to the company and Dain Rauscher brokers. It also is a great way to attract new clients. After regularly appearing on a local news broadcast, Brenton received calls from two people wanting him to manage $750,000 in assets, with an additional $750,000 that eventually could be transferred to him.

BRANCH NEWS

BOULDER

BILL HOLMES, investment executive, qualified for the U.S. Senior Amateur golf tournament held last month in Charlotte, NC. Across the nation, 2,265 golfers attempted to qualify for the age 55-plus U.S. Golf Association event. Holmes, who attended the tournament with his wife, Glenda, qualified for one of 64 positions in the match play portion of the tournament. [Picture]

KIRKLAND

To relieve the stress of working in the fast-paced securities industry, ROBERT POSNER, investment executive, competes in amateur races of the Sports Car Club of America. Posner, shown here in his Formula Ford racecar, has been racing for 20 years. [Picture]

MADISON

For the third year in a row, employees of the Madison office participated in the Lee National Denim Day on October 6. The prerequisite to wear jeans was a donation to the fundraiser, which benefits the Susan G. Komen Breast Cancer Foundation.

OMAHA

DICK KELLEY, investment executive, and his wife, Helen, recently established the Helen and Dick Kelley Endowed Chair Award along with several student scholarships for the Westside High School. The endowment rewards contributions by teachers at the school.

FORWARD-LOOKING STATEMENT

Dain Rauscher will be filing a proxy statement and other relevant documents concerning the acquisition with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, www.sec.gov. In addition, documents filed with the SEC by Dain Rauscher will be available free of charge from Jennifer Driscoll, director of investor relations.

Dain Rauscher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dain Rauscher in favor of the acquisition. The directors and executive officers of Dain Rauscher include the following: J.C. Appel, J.E. Attwell, S.S. Boren, D. Collins, F.G. Fitz-Gerald, P.M. Grant, W.F. Mondale, D.J. Parrin, P.H. Phillippe, C.A. Rundell, Jr., R.L. Ryan, A. R. Schulze, Jr., C.J. Smith , R.A. Tschetter, I. Weiser and K.J. Wessels. Collectively, as of March 2, 2000, the directors and executive officers of Dain Rauscher beneficially owned approximately 8.9% of the outstanding shares of Dain Rauscher common stock. Stockholders of Dain Rauscher may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.


DAIN RAUSCHER CO-SPONSORS SEMINAR

To help women of all income levels learn more about managing and saving their money, Dain Rauscher co-sponsored with The College of St. Catherine a panel discussion, "Raising Financially Responsible Daughters." The interactive program was held on September 27 as part of St. Catherines' Women 2000 series.

     "We want women of all ages to understand the importance of planning for their financial future," says panel moderator B.J. FRENCH, director of Corporate Com-munications. "By learning how to make informed choices about money now, teenagers will have the skills necessary to be self-sufficient adults."

     Panelists included PAUL FREEMAN, assistant branch manager, Edina, and the executive director of alocal non-profit agency. Topics for discussion included allowance, 401(k) plans, college tuition and philanthropy.

                                   [PICTURE]

PAUL FREEMAN, FATHER OF THREE DAUGHTERS, SPEAKS AT A PANEL DISCUSSION ON "RAISING FINANCIALLY RESPON-SIBLE DAUGHTERS," SPONSORED BY DAIN RAUSCHER.

DECIMALIZATION continued from page 5

employees, traders and correspondents because they don't need to remember the product codes.

     The new system will record more detail about what has taken place since the order was placed. That element will make it easier for operators to trace a problem through the system when an order fails to be completed.

     The new order processor is still in development, but is expected to begin rolling out in November. The redesign process should be completed in first quarter.


PORTFOLIO

Portfolio IS PUBLISHED BY THE CORPORATE COMMUNICATIONS DEPARTMENT: SUSAN GUCK, MANAGING EDITOR; PETER BERNARD, EDITOR; CATHY O'CONNELL, BRANDEN HAPPEL, TRACE LANDOWSKI, CONTRIBUTING WRITERS; KIMBERLEY WASHINGTON, DESIGN AND PRODUCTION.

THE Portfolio EDITORIAL BOARD CONSISTS OF: MARTHA BAUMBACH, PETER BERNARD, LISA BREZONIK, DAN CALLAHAN, WENDY CLEMENTS, B.J. FRENCH, SUSAN GUCK, CONNIE HAGEMEYER, DARRICK HILLS, LAURI QUINN-HEBERT, AND JEN ZIMMERMAN. BRANCH COMMUNICATION COORDINATORS ALSO PROVIDE MONTHLY INPUT FOR PortfoliO.

Portfolio WELCOMES EMPLOYEE PARTICIPATION. PLEASE CONTACT PETER BERNARD, 67D4,
(612) 371-2967, OR YOUR COMMUNICATION COORDINATOR WITH COMMENTS OR STORY IDEAS.

Portfolio IS PRINTED ON RECYCLED PAPER AND IS FOR INTERNAL USE ONLY.


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